Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL ANNOUNCES PLAN TO CALL REMAINING SENIOR SUBORDINATED NOTES

STAMFORD, CT. — May 29, 2012 — Hexcel Corporation (NYSE: HXL) announced that it plans to redeem its remaining $73.5 million 6.75% senior subordinated notes on June 25, 2012 at a call premium of 1.125%.  The senior subordinated notes are due on February 1, 2015.  The redemption and related costs will be funded solely from a $75 million add-on to Hexcel’s revolving loan facility that was just completed, increasing the $285 million facility to $360 million.  The facility matures in July 2015.

The total transaction costs, including the 1.125% call premium, bank fees and related expenses, will be almost $1.5 million.  Hexcel expects interest expense will decrease in the first year by nearly $3 million.  Hexcel will accelerate the unamortized financing costs related to the notes and expense the call premium incurring a pretax charge of $1.1 million (after tax of $0.01 per diluted share) in the second quarter of 2012.

Additionally, the Company entered into interest rate hedges that expire March 2014 to swap the floating LIBOR on the $75 million revolver increase for a fixed rate of 0.67%.  As a result, the interest rate for the additional revolver loan will be 2.67% through March 2014.

* * * * *

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com